EXHIBIT 10.1
AGREEMENT TO PROVIDE SEVERANCE PAY
     THIS AGREEMENT TO PROVIDE SEVERANCE PAY (“Agreement”), dated as of this 22nd day of April, 2010 (the “Effective Date”), is by and between Tandy Brands Accessories, Inc., a Delaware corporation (the “Company” or “Tandy Brands”), and N. Roderick McGeachy, III (the “Executive”). As used herein the term the “Company” shall be deemed to include any and all present and future Subsidiaries and Affiliates of the Company.
Recitals
     A. The Executive is the Chief Executive Officer and President of the Company;
     B. Executive and the Company are entering into this Agreement in order to set forth the terms and conditions under which any severance payments shall be made to the Executive upon a termination of the services of the Executive to the Company.
     NOW, THEREFORE, the parties, intending to be legally bound, and in consideration of the mutual covenants contained herein, agree as follows:
     1. Definitions. Capitalized terms used in this Agreement, but not otherwise defined herein, shall have the meaning hereby assigned to them as follows:
     “Affiliate” means with respect to any Person, any other Person which is directly or indirectly controlling, controlled by or under direct or indirect common control with (directly or indirectly through any Person) the Person referred to. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Cause” shall mean: (1) Executive’s breach of this Agreement (which remains uncured at the end of a 10-day period after receipt of written notice of the breach); (2) Executive’s willful misconduct, malfeasance, negligence in the performance or intentional nonperformance (in either case continuing for 10 days after receipt of written notice of need to cure) of any of Executive’s material duties and responsibilities hereunder; (3) Executive’s dishonesty or fraud with respect to the business, reputation or affairs of the Company; (4) fraud, misappropriation or embezzlement of funds or other property of the Company, (5) Executive’s conviction of a felony crime which, in the opinion of the Board of Directors of the company, brings Executive or the Company into disrepute or causes harm to the Company’s business, customer relations, financial condition or prospects, or (6) violation of any statutory or common law duty of loyalty to the Company. After providing a notice of need to cure, the Board of Directors may suspend Executive with pay until a final determination has been made by the Board of Directors regarding Executive’s termination. No act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive in bad faith and/or without reasonable belief that Executive’s action or omission was in the best interest of the Company.
     “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization, association, corporation, institution or other entity.

     “Subsidiary” means any Person of which or the Company or any Subsidiary now or hereafter shall, at the time, own directly or indirectly through another Person at least majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally.
     2. Termination
          (a) Termination by Executive or Termination by Company for Cause. The Executive may terminate his services at any time. In addition, the Company may terminate the Executive’s services to the Company for Cause. Upon any termination pursuant to this Section 2(a), the Company shall pay to the Executive (i) any unpaid salary or other periodic compensation (the “Base Compensation”) at the rate set forth in Section 12 and accrued through the effective date of termination and (ii) any accrued but unused vacation days for the calendar year of termination in accordance with the standard Company practice. Such amounts shall be paid on the next regularly scheduled pay date following the Executive’s termination. Except as provided in this Section 2(a), the Company shall have no further liability hereunder.
          (b) Termination Without Cause. The Company may terminate the Executive’s services to the Company without Cause at any time. If the Company terminates the Executive’s services for no reason or for any reason other than Cause, then the Company will provide Executive with the severance benefits described in this Section 2(b); provided, however, that the Company’s obligations under Section 2(b)(1)-(5) shall be conditioned upon (i) the Executive’s execution and delivery of a mutual release in the form attached hereto as Exhibit A (the “Mutual Release”), and (ii) such Mutual Release, once executed by Executive and delivered to the Company, becoming irrevocable and final under applicable law within sixty (60) days of Executive’s termination of employment:
     (1) Executive’s annual bonus for the current fiscal year, pro-rated to the Executive’s termination date at the actual level of performance for the year of termination. Notwithstanding any provision of an applicable document governing such annual bonus program, such bonus shall be paid on the later of the sixtieth (60th) day after Executive’s termination and the ninetieth (90th) day following the end of the current fiscal year.
     (2) Executive’s Base Compensation in effect at the time of the termination for the Severance Payment Period. Such amounts shall be paid ratably over the Severance Payment Period (as defined below) at the same intervals as payments of Base Compensation were made to Executive prior to the date of termination, provided, however, that the first payment shall not be made until the first pay date following the sixtieth (60th) day after Executive’s termination and shall be comprised of all accrued but unpaid payments during such 60-day period.
     (3) An amount equal to 200% of Executive’s target annual bonus for the fiscal year in which Executive’s termination date occurs. Such amounts shall be paid on the sixtieth (60th) day after Executive’s termination.
     (4) Vesting of performance units granted to Executive (as if Executive had experienced a Termination of service due to Retirement during the Performance Cycle in which the Executive’s termination occurs, as such capitalized terms are defined under the applicable award agreements). Notwithstanding any provision of an award agreement governing such performance units, the performance units shall be settled on the later of the sixtieth (60th) day after Executive’s termination and the date specified in the applicable award agreement.
     (5) Outplacement assistance benefits of up to a maximum total amount of $15,000.00 to aid Executive in locating suitable alternative employment opportunities, commencing on the sixtieth (60th) day following Executive’s termination of employment. Such expenses shall be paid directly by the Company as incurred by the Executive during the Severance Payment Period.
     (6) Continued coverage of Executive and his qualified beneficiaries (for as long as they are qualified beneficiaries under Section 4980 of the Internal Revenue Code) under the Company’s group health plan in which Executive or such beneficiaries participated immediately prior to Executive’s termination, or a successor plan thereto, (the “Company Health Plan”), subject to the terms of the Company Health Plan, for the Severance Payment Period; provided Executive continues to pay the employee-portion of the cost of coverage during such period and provided, further, that if Executive becomes employed with another employer and is eligible to receive coverage under another employer-provided group health plan, the benefits provided under this Section 2(b)(6) shall cease. This continued coverage shall run concurrently with the continuation coverage period provided under Section 4980B of the Internal Revenue Code or other applicable law.
     (7) Continued coverage of Executive under Company-sponsored life insurance plans, at the Company’s sole cost and expense, at such levels of coverage as are in effect at the date of Executive’s termination, subject to the existing terms of and eligibility requirements of such insurance programs, for the Severance Payment Period; provided Executive continues to pay the employee-portion of the cost of coverage during such period and provided, further, that if Executive becomes employed with another employer and is eligible to receive coverage under another employer-provided life insurance plan, the benefits provided under this Section 2(b)(7) shall cease.
Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to make any of the foregoing severance payments and benefits shall terminate and be of no further force or effect upon the Executive’s breach of this Agreement, the Mutual Release, or any non-competition, non-solicitation or confidentiality provisions of any other agreement with the Company to which the Executive is a party. The Executive’s obligations to perform under any non-competition, non-solicitation or confidentiality provisions of this Agreement or any other agreement with the Company to which the Executive is a party shall terminate and be of no further term or effect upon the Company’s breach of this Agreement or the Mutual Release.
The Company may deduct and withhold from any payments made under this Section 2(b) all amounts required to be deducted and/or withheld by any federal, state or local laws. The payments set forth herein constitute all payments to which the Executive is entitled in the event of any termination of services without Cause, except for potential payments related to any accrued but unpaid Base Compensation through the date of termination or any accrued but unused vacation days for the calendar year of termination in accordance with the standard Company practice (which shall be paid on the next regularly scheduled pay date following the Executive’s termination).
The “Severance Payment Period” shall be twenty-four (24) months from the effective date of Executive’s termination.
          (c) Termination Upon Death of Executive. The death of Executive shall immediately terminate this Agreement with no severance compensation due Executive’s estate; provided, however, the Company shall continue to provide Executive’s qualified beneficiaries (for as long as they are qualified beneficiaries thereunder) with coverage under the Company Health Plan, subject to the terms of the Plan, for the 90-day period following Executive’s death, provided the qualified beneficiaries continue to pay the employee-portion of the cost of coverage during such period. This continued coverage shall run concurrently with the continuation coverage period provided under Section 4980B of the Internal Revenue Code or other applicable law.

          (d) Termination Upon Disability of Executive. If Executive becomes entitled to and receives benefits under an insured long term disability plan of the Company (incurs a “Disability”), the Company may terminate this Agreement and Executive’s employment. In the event this Agreement is terminated as a result of Executive’s Disability, Executive shall have no right to any severance compensation and shall only be entitled to the benefits provided under the Company’s long term disability policy; provided, however, the Company shall continue the coverage of Executive and his qualified beneficiaries (for as long as they are qualified beneficiaries thereunder) under the Company Health Plan, subject to the terms of the Company Health Plan, for the 90-day period following Executive’s Disability, provided the Executive continues to pay the employee-portion of the cost of coverage during such period. This continued coverage shall run concurrently with the continuation coverage period provided under Section 4980B of the Internal Revenue Code or other applicable law. In the event Executive ceases to be disabled, all non-competition and non-solicitation agreements between Executive and the Company shall immediately terminate and cease to apply to Executive unless the Company shall offer to reinstate Executive’s employment with the Company under terms and provisions no less beneficial to Executive than those in effect prior to the commencement of Executive’s Disability.
          (e) Code Section 409A Compliance.
     (1) Required Delay under Code Section 409A. Notwithstanding any provision herein to the contrary, if and to the extent that any portion of the amounts payable or benefits provided to Executive under this Section 2 constitute payments pursuant to a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code) and, at the time of his termination of employment, the Executive is a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code), then the Company shall delay making such payments until the first day of the seventh calendar month following Executive’s termination or, if earlier, the date of Executive’s death.
     (2) Separation from Service Required. For purposes of determining the timing of any payment to which the Executive is entitled under this Section 2 on or following his termination, such event shall not have occurred, and such payment shall not be made, unless Executive has experienced a “separation from service” as defined under Treasury Regulations § 1.409A-1(h), without regard to the alternative definitions provided thereunder.
     (3) Interpretation of Ambiguous Terms. To the extent an ambiguity exists under this Agreement, the parties shall interpret the Agreement in a manner necessary to comply with Section 409A of the Code.
     3. Effect on Other Benefits. This Agreement is voluntarily entered into and will supersede and take the place of any severance or employment agreements or other arrangements between the parties hereto providing for severance or similar benefits, unless and to the extent otherwise specifically provided therein to the contrary. The payments and benefits set forth in Section 2 constitute all payments and benefits to which the Executive is entitled in the event of any termination of services, except for potential payments and benefits to which the Executive may be entitled pursuant to the terms of any Company benefit plan, or otherwise payable in accordance with the provisions of any agreements pertaining to the Executive’s ownership of interests in the Company, including but not limited to Executive’s time and performance-based option agreements.
     4. No Mitigation Obligation: The Company hereby acknowledges that it will be difficult, and may be impossible, for Executive to find reasonably comparable employment following his termination of employment and that the restrictive covenants contained in Section 5 hereof will further limit the employment opportunities for Executive. Accordingly, the parties hereto expressly agree that the payment of the severance compensation and benefits by the Company to the Executive in accordance with Section 2(b) above will be liquidated damages, and that Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.
     5. Restrictive Covenants.
     (a) Confidential Information. During his employment with Company, Executive was provided with, and had access to, information regarding Company’s methods of business, and was also provided with, and had access to, other Confidential Information. “Confidential Information” includes, but is not limited to, customer lists, customer information, business plans, marketing plans, cost information, sourcing information, compensation figures, product pricing information, product design specification, future business plans, any and all documents, memoranda, records and files, correspondence, notes, specifications, and plans, policies and procedures, computer programs, software, and other proprietary data of whatever type or nature. Executive understands that this Confidential Information is in the nature of a trade secret, and is the sole property of Company. Executive promises and agrees that he will not directly or indirectly, use for his benefit, use to the injury of Company, or divulge to persons other than authorized representatives of Company, any Confidential Information of the Company.
     (b) Competitive Activity. In further consideration of the Company entering into this Agreement and providing Executive with the benefits described in Section 2(b) hereof, during a period ending one (1) year following the Termination Date (the “Non-Compete Period”), if the Executive shall have received or shall be receiving benefits under Section 2(b) hereof, the Executive shall not, without the prior written consent by the Company, directly or indirectly engage in the business of developing products competitive with the business of the Company within the United States of America and any other geographical area served by the Company (the “Applicable Area”) during the twelve (12) month period immediately preceding termination of the Executive’s employment with the Company nor will the Executive engage, within such geographical area(s), in the design, development, distribution, manufacture, assembly or sale of a product or service in competition with any product or service marketed or planned by the Company immediately prior to the Termination Date, the plans, designs or specifications of which have been revealed to the Executive. The Executive acknowledges that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that the limited prohibitions do not impose a greater restraint than is necessary to protect the Company’s goodwill, proprietary information and other business interests. “Competitive Activity” shall not include (i) the mere ownership of a de minimis amount of securities in any such enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any such enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.
     (c) Non-Solicitation. Executive understands and agrees that, during the Severance Payment Period, he will not solicit or hire, directly or indirectly, any individual employed by Company, or any individual who worked for Employer during the previous twelve (12) months.
     6. Waivers and Amendments. The respective rights and obligations of the Company and the Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only with the written consent of a duly authorized representative of the Company and the Executive.

     7. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Executive.
     8. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersede in their entirety all other or prior agreements, whether oral or written, with respect thereto. For the avoidance of doubt, this Agreement supersedes and replaces that certain Employment Agreement, dated October 1, 2008, between the Company and the Executive, which Employment Agreement shall be terminated effective upon the execution of this Agreement.
     9. Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 9), nationally recognized commercial overnight delivery service (including Federal Express or other reputable overnight delivery service) or, deposited in the mail first class, registered or certified mail, postage prepaid, as set forth below:
If to the Company, addressed to:
Tandy Brands Accessories, Inc.
c/o Winstead PC
1201 Elm Street, Suite 5400
Dallas, Texas 75270
Attention: Chris Williams
Telecopier No.: (214) 745-5390
     If to the Executive, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records.
     Notices shall be deemed delivered upon the earliest to occur of (a) actual receipt by the party to whom such notice is directed; (b) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (c) on the first day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (d) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof in the mail, first class prepaid certified mail, return receipt requested, as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.
     10. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of Texas (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).
     11. Consent to Jurisdiction. EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE JURISDICTION OF ALL COURTS LOCATED IN TEXAS AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING

RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION, OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.
     12. Base Compensation; No Guarantee of Term. The Base Compensation of the Executive shall be as determined by the Board of Directors of the Company in its discretion; provided that nothing contained in this Agreement is intended to imply, or obligate the Company to retain the services of the Executive for, any specified term of employment. The Executive acknowledges and agrees that the Executive’s services to the Company are at the will of the Company and may be terminated at any time, subject the payment of any severance obligations set forth herein.
     13. Remedies. The Executive’s sole and exclusive remedy upon any termination of employment shall be the payments due the Executive under Section 2 hereof and in no event shall the Company be required to pay the Executive any consequential, punitive or other special damages hereunder. The prevailing party to an injunction brought pursuant hereto or any other action brought in connection with this Agreement shall be entitled to the payment by the other party of reasonable attorneys’ fees and other costs incurred in connection with such action, in addition to any other relief to which it may be entitled.
     14. Advice of Counsel. The Executive has had the opportunity to seek the advice of counsel and other personal advisors and acknowledges that the Company has not provided the Executive with any advice regarding the tax, economic or other impacts to the Executive of the arrangements contemplated hereby.
     15. Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.
          (a) In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
          (b) The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
          (c) The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.
          (d) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.
          (e) Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY: Tandy Brands Accessories, Inc.
By:	/s/ W. Grady Rosier
	Name:	W. Grady Rosier
	Title:	Lead Independent Director

EXECUTIVE:
/s/ N. Roderick McGeachy, III
Name:	N. Roderick McGeachy, III
Address:

Exhibit A
MUTUAL RELEASE
       This Mutual Release (the “Mutual Release”) is made and entered into by and between Tandy Brands Accessories, Inc., a Delaware corporation (together with any subsidiary or affiliate, the “Company”) and N. Roderick McGeachy, III (the “Executive”) (collectively, the “Parties”). In consideration of the mutual promises and agreements of the Parties hereto and in the Agreement to Provide Severance Pay (the “Severance Agreement”), the receipt and sufficiency are hereby acknowledged by each of said Parties and expressing their intent to be legally bound, the Parties hereto do hereby agree as follows:
1.	The Executive hereby releases and forever discharges as of the date hereof, the Company and all present and former general partners, managers, directors, officer, officers, agents, representatives, employees, successors and assigns of the Company, its subsidiaries and their respective affiliates and direct or indirect equity holders of the Company and the subsidiaries (collectively, the “Released Parties”) to the extent provided herein.

2.	The Company hereby releases and forever discharges as of the date hereof, the Executive, his heirs, assigns or agents to the extend provided herein.

3.	Executive understands that any payments or benefits paid or granted to him under Section 2 of the Severance Agreement represent, in part, consideration for signing this Mutual Release and are not salary, wages or benefits to which he was already entitled. He understands and agrees that he will not receive the payments and benefits specified in Section 2 of the Severance Agreement unless he executes this Mutual Release and does not revoke this Mutual Release within the time period permitted hereafter or breach this Mutual Release. Executive also acknowledges and represents that he has received all payments and benefits that he is entitled to receive (as of the date hereof) by virtue of any provision of services to the Company.

4.	The Company understands that any obligations of the Executive undertaken in the Severance Agreement and/or any other non-competition, non-solicitation, or confidentiality agreement represent, in part, consideration for signing this Mutual Release. The Company understands and agrees that it will not receive any benefits from the Executive as specified in the Severance Agreement and/or any other non-competition, non-solicitation, or confidentiality agreement unless it executes this Mutual Release or breaches this Mutual Release.

5.	Except as provided in paragraph 13 below, Executive knowingly and voluntarily (for himself, his heirs, executors, administrators and assigns) releases and forever discharges the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this Mutual Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which Executive, his spouse, or any of his heirs, executors, administrators or assigns, may have, which arise out of or are connected with his provision of services to, or his separation or termination from, the Company under any other federal, state, foreign or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). The waiver provisions of this Mutual Release are acknowledged and conclusively deemed to be in compliance with the requirements of the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f)(1) (A)-(G). Executive has knowingly and voluntarily agreed, for the consideration set forth herein, to waive, among other things, any and all rights and claims Executive may have against the Company under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”). Executive specifically acknowledges that the waiver of rights under ADEA has been written in a manner that Executive understood, that the waiver specifically refers to claims arising under ADEA, that Executive has not waived any rights or claims under ADEA that arise after the date this Mutual Release is executed, that the waiver of rights or claims under ADEA has been in exchange for consideration in addition to anything of value that Executive is otherwise entitled to receive from the Company, that Executive has been advised in writing to consult with an attorney before signing this Mutual Release, and that Executive has been given at least 21 days within which to consider the terms of the Mutual Release. Moreover, Executive may revoke this Mutual Release for a period of seven days following the day it is signed by Executive. Any revocation within this period must be submitted, in writing, to the Company and must be personally delivered to the Company, or express overnight mailed to the Company and postmarked within seven days of execution of this Mutual Release. This Mutual Release will become effective and enforceable on the first day after the revocation period has expired, provided that Executive has not revoked his acceptance. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Texas, then the revocation period will not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

6.	The Company hereby releases the Executive, his spouse, heirs, executives, or agents he may have, from all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present through the date of this Mutual Release becomes effective and enforceable and whether known or unknown, suspected, or claimed against the Executive which the Company has or may have against the Executive which arise out of or are connected with the Executive’s provision of services to, or his separation or termination from, the Company under any other federal, state, foreign or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; breach of contract, infliction of emotional distress or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

7.	The Parties represent that they have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraphs 4 and 5 above.

8.	In signing this General Release, the Parties acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. The Parties expressly consent that this Mutual Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. The Parties acknowledge and agree that this waiver is an essential and material term of this Mutual Release and that without such waiver the Parties would not have agreed to the terms of the Agreement. The Parties further agree that in the event they should bring a Claim seeking damages against each other, or in the event the Parties should seek to recover against the each other in any Claim brought by a governmental agency on their behalf, this Mutual Release shall serve as a complete defense to such Claims. The Parties further agree that they are not aware of any pending Claim as of the execution of this Mutual Release.

9.	The Parties agree that neither this Mutual Release, nor the furnishing of the consideration for this Mutual Release, shall be deemed or construed at any time to be an admission by the Parties of any improper or unlawful conduct.

10.	Executive agrees that he will forfeit all amounts payable by the Company pursuant to the Agreement if he challenges the validity of this Mutual Release. The Parties also agree that if either violates this Mutual Release by suing the other party, the party who sues will pay all costs and expenses of defending against the suit incurred by the other party, including reasonable attorneys’ fees; the Executive will return all payments received by him pursuant to the Agreement. The Company understands and agrees that it will not receive any benefits from the Executive as specified in the Severance Agreement and/or any non-competition, non-solicitation, or confidentiality agreement unless it executes this Mutual Release or breaches this Mutual Release.

11.	The Parties agree that this Mutual Release is confidential and agree not to disclose any information regarding the terms of this Mutual Release, except the Executive may disclose such information to his immediate family and any tax, legal or other counsel he may have consulted regarding the meaning or effect hereof or as required by law, and the Executive will instruct each of the foregoing not to disclose the same to anyone.

12.	Executive agrees not to disparage the Company, its past and present investors, officers, managers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. Executive further agrees that as of the date hereof, he has returned to the Company any and all property, tangible or intangible, relating to its business, which he possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that he shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data. The Company agrees not to disparage the Executive.

13.	Notwithstanding anything in this Mutual Release to the contrary, this Mutual Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company of the Agreement after the date hereof.

14.	Whenever possible, each provision of this Mutual Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Mutual Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Mutual Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS MUTUAL RELEASE, EXECUTIVE REPRESENTS AND AGREES THAT:
15.	HE HAS READ IT CAREFULLY;

16.	HE HAS VOLUNTARILY CONSENT TO EVERYTHING IN IT;

17.	HE HAS HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND HE HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION HE HAS CHOSEN NOT TO DO SO OF HIS OWN VOLITION;

18.	HE HAS HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON ___, ___TO CONSIDER IT AND THE CHANGES MADE SINCE THE ___, ___VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

19.	THE CHANGES TO THE AGREEMENT SINCE ___, ___EITHER ARE NOT MATERIAL OR WERE MADE AT HIS REQUEST.

20.	HE UNDERSTANDS THAT HE HAS SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

21.	HE HAS SIGNED THIS MUTUAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE HIM WITH RESPECT TO IT; AND
HE AGREES THAT THE PROVISIONS OF THIS MUTUAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY THE EXECUTIVE.
Date:

By:
N. Roderick McGeachy, III

And- TANDY BRANDS ACCESSORIES, INC.
By:
Its:

A-4